                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          CORSAIR COMMUNICATIONS, INC.
                              3408 Hillview Avenue
                           Palo Alto, California 94304

                                 April 30, 1999




Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Corsair Communications, Inc., which will be held at the Company's executive offices, 3408 Hillview Avenue, Palo Alto, California on Thursday, June 16, 1999 at 7:30 a.m.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement which you are urged to read carefully.

        If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

        We look forward to seeing you on June 16, 1999.

                                            Sincerely,




                                            Mary Ann Byrnes
                                            Chief Executive Officer

                          CORSAIR COMMUNICATIONS, INC.
                              3408 Hillview Avenue
                           Palo Alto, California 94304

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                  June 16, 1999


        The Annual Meeting of Stockholders of Corsair Communications, Inc. ("Corsair" or the "Company") will be held at the Company's executive offices, 3408 Hillview Avenue, Palo Alto, California on Wednesday, June 16, 1999 at 7:30 a.m. for the following purposes:

                1. To elect a Board of Directors. The Board has nominated the following persons for election at the Annual
                        Meeting: Rachelle Chong and Stephen M. Dow.

                2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

                3. To approve an amendment to our 1997 Stock Incentive Plan to increase the authorized number of shares of Common Stock available for issuance under the Plan.

                4. To transact such other business which may properly come before the Annual Meeting or any adjournment(s) thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 30, 1999 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

                                            By Order of the Board of Directors



Dated:  April 30, 1999                      Martin J. Silver
                                            Secretary


ABSTENTIONS AND BROKER NONVOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING AND ABSTENTIONS WILL HAVE THE EFFECT OF NEGATIVE VOTES. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                          CORSAIR COMMUNICATIONS, INC.
                              3408 HILLVIEW AVENUE
                           PALO ALTO, CALIFORNIA 94304

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 16, 1999

        The enclosed proxy is solicited on behalf of the Board of Directors of Corsair Communications, Inc., a Delaware corporation ("Corsair" or the "Company"), for use at the annual meeting of stockholders to be held on June 16, 1999, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at 7:30 a.m. at the Company's executive offices, 3408 Hillview Avenue, Palo Alto, California. All stockholders of record on April 30, 1999 will be entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy (the "Proxy") were first mailed to stockholders on or about MAY 10, 1999.

        The mailing address of the principal executive office of the Company is 3408 Hillview Avenue, Palo Alto, California 94304.


                               PURPOSE OF MEETING

        The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.


                         VOTING RIGHTS AND SOLICITATION

VOTING

        On April 30, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 18,120,367 shares of Common Stock outstanding. Each holder of Common Stock is entitled to one vote on all matters brought before the Annual Meeting.

        All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes.

REVOCABILITY OF PROXIES

        Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3408 Hillview Avenue, Palo Alto, California 94304, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.



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

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Board of Directors of the Company is currently composed of six members. The Board of Directors is classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. At the 1999 meeting, two directors will be elected to hold office for three years or until their successors are elected and qualified. Rachelle Chong and Stephen M. Dow, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless the enclosed proxy withholds authority to vote for one or more of the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the directors as the Board's nominees. If either nominee is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such candidate as may be nominated by the Board of Directors.

VOTE REQUIRED

        The two candidates receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of Corsair Unless otherwise instructed, the proxyholders will vote each returned proxy for the nominees named above for election to the class whose term expires in 2002, or for as many nominees of the Board of Directors as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

NOMINEES

        The following table sets forth information regarding the nominees for director and each other person whose terms of office as a director will continue after the meeting.

                                 YEAR FIRST               CLASS
                                   ELECTED             TERMINATION
NAME                              DIRECTOR        AGE      YEAR               POSITION
----                              --------        ---      ----               --------
Mary Ann Byrnes..............       1995          42       2001      Chief Executive Officer and
                                                                     Director
Kevin R. Compton(1)..........       1994          39       2001      Chairman of the Board and
                                                                     Director
Peter L.S. Currie(1).........       1995          41       2000      Director
Stephen M. Dow(2)............       1996          42       1999      Director
David H. Ring(2).............       1995          43       2000      Director
Rachelle Chong...............       1998          39       1999      Director

(1)  Member of Audit Committee.
(2)  Member of Compensation Committee.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION

        STEPHEN M. DOW. Mr. Dow has served as a Director of the Company since May 1996. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow is a director of Arqule Inc., Citrix Systems, Inc. and Viropharma Incorporated, and is also a director of several privately-held companies.

        RACHELLE CHONG. Ms. Chong has served as a Director of the Company since December 1998. Since February 1998, Ms. Chong has been a partner at Coudert Brothers, an international law firm. From May 1994 to November 1997, Ms. Chong was a Commissioner at the Federal Communications Commission. Ms. Chong was also a partner at the law firm Graham & James from January 1992 to April 1994.

BUSINESS EXPERIENCE OF DIRECTORS WITH TERMS EXPIRING IN 2000

        PETER L.S. CURRIE. Mr. Currie has served as a Director of the Company since December 1995. Mr. Currie is currently Senior Vice President and Chief Financial Officer of Netscape Communications Corporation, an internet and intranet software company, where he has been employed since April 1995. From April 1989 to March 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc., a wireless telecommunications carrier, including Executive Vice President of Corporate Development and Chief Financial Officer.

        DAVID H. RING. Mr. Ring has served as a Director of the Company since July 1995. Since April 1996, Mr. Ring has served as Chairman of the Board of Tzabaco Group, Inc., a direct marketing company, and has also served as Chief Executive Officer of Tzabaco Group, Inc. since October 1996. From December 1988 to November 1993, Mr. Ring served as Vice President of Manufacturing for Cisco Systems Inc. where he also served as a Director from November 1993 to November 1995. Mr. Ring was also a Director of Global Village Communication, Inc. from May 1991 to July 1996.

BUSINESS EXPERIENCE OF DIRECTORS WITH TERMS EXPIRING IN 2001

        MARY ANN BYRNES. Ms. Byrnes has served as a Director of the Company since February 1995, as Chief Executive Officer since July 1995 and as President of the Company from December 1994 to February 24,1999 Before joining Corsair, from June 1987 to November 1994, Ms. Byrnes served at Bay Area Cellular Telephone Company, a wireless telecommunications carrier, as Vice President of Sales and Marketing and Vice President of Operations. Ms. Byrnes holds a BA in economics from Wellesley College and an MBA from Harvard Business School.

        KEVIN R. COMPTON. Mr. Compton has served as Chairman of the Board and a Director of the Company since December 1994 and served as Secretary of the Company from December 1994 to December 1995. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm. Mr. Compton is a director of Citrix Systems, Inc., Digital Generation Systems, Inc., Global Village Communication, Inc. and VeriSign, Inc., and is also a director of several privately-held companies.

BOARD MEETINGS AND COMMITTEES

        The Company's Board of Directors met a total of SIX times and acted by unanimous written consent one time during the year ended December 31, 1998. Mr. Dow attended 100% of the aggregate of (i) total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served. Mr. Chong was elected to the Board of Directors in December 1998.

        The Company has a standing Audit Committee composed of Messrs. Compton and Currie. The Audit Committee met one time in 1998. The Audit Committee assists in selecting the independent accountants, designating the services they are to perform and in maintaining effective communication with those accountants.

        The Company also has a standing Compensation Committee currently composed of Messrs. Dow and Ring. The Compensation Committee met FIVE time and acted by unanimous written consent ONE times in 1998. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Compensation Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans.

DIRECTOR COMPENSATION

        The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. In addition, beginning with the June 16, 1999 annual meeting, on the date of each annual meeting of the Company's stockholders, each non-employee director who is a director immediately after such meeting will receive an option to purchase 1,500 shares of Common Stock. These options will have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. Each grant of 1,500 shares will be immediately exercisable at the date of grant

        In MARCH 1999 Rachelle Chong received an option to purchase 10,000 shares for her service as a director. This option vests monthly over a three-year period from the date of grant.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors unanimously recommends a vote FOR Ms. Chong and Mr. Dow.

                                   PROPOSAL 2

                                   APPROVAL OF
                        SELECTION OF INDEPENDENT AUDITORS

        The Company is asking the stockholders to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1999.

VOTE REQUIRED

        The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP. In the event the stockholders fail to ratify the appointment, the Corsair Board will reconsider its selection. Even if the selection is ratified, the Corsair Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Corsair Board believes such a change would be in Corsair's and its stockholders' best interests.

        Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors unanimously recommends a vote FOR the ratification and approval of the selection of KPMG Peat Marwick LLP to serve as Corsair's independent auditors for the year ending December 31, 1999.

                                   PROPOSAL 3

                      APPROVAL OF AN AMENDMENT TO CORSAIR'S
                            1997 STOCK INCENTIVE PLAN

        Stockholders are being asked to consider and vote upon a proposal to ratify and approve certain amendments to Corsair's 1997 Stock Incentive Plan (the "Plan"). The Plan was originally adopted by the Corsair Board on May 27, 1997, and was subsequently approved by the Corsair stockholders on May 27, 1997 and became effective on July 29, 1997 (the "Effective Date").

        The amendments proposed to the Plan were adopted by the Corsair Board on March 25, 1999. These amendments will increase the total number of shares available for issuance under the Plan from 2,587,633 to 3,337,633 shares.

        The affirmative vote of a majority of the stockholders represented and voting at the Corsair Meeting is required for approval of the amendments to the Plan. The Plan, as amended, will become effective immediately upon approval by Corsair's stockholders at the Corsair Meeting. The following is a summary of the material terms and provisions of the Plan. This summary, however, does not purport to be a complete description of all the provisions of the Plan. Copies of the actual plan document may be obtained by any Corsair stockholder upon written request to the Secretary of Corsair at the corporate offices in Palo Alto, California.

PLAN STRUCTURE

        The Plan is divided into four separate parts:

               _ The Discretionary Option Grant Program, under which eligible individuals in Corsair's employ or service (including officers and other employees, non-employee Corsair Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Corsair Common Stock at an exercise price not less than 85% of their fair market value on the grant date. The granted options may be either incentive stock options which are designed to meet the requirements of Section 422 of the Code or nonstatutory options not intended to satisfy such requirements.

               _ The Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Corsair Board members to purchase shares of Corsair Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

               _ The Stock Issuance Program, under which such individuals may, in the Plan Administrator's discretion, be issued shares of Corsair Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the past performance of services,

               _ The Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special stock option grants

        As of March 31, 1999, approximately 167 officers and employees were eligible to participate in the Discretionary Option Grant Program and the Stock Issuance Program, there are currently five nonemployee directors who will be eligible to receive automatic grants under the Automatic Grant Program, and the Plan Administrator has not activated the Salary Investment Option Grant Program.

PLAN ADMINISTRATION

        The Discretionary Option Grant, Stock Issuance and Salary Investment Option Grant Programs will generally be administered by the Corsair Board or one or more committees appointed by the Corsair Board except that a committee consisting of two or more non-employee directors will administer each of these programs with respect to any person subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the "Plan



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

Administrator"). The Plan Administrator, will have complete discretion to determine which eligible individuals will receive option grants or stock issuances, the time or times at which such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and whether an option will be granted as an incentive stock option or a non-statutory stock option under the Federal tax laws. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such program. All employees, directors and consultants or independent contractors of Corsair are eligible to receive option grants or stock issuances under the Plan.

ISSUABLE SHARES

        Shares of the Corsair Common Stock will be available for issuance under the Plan. The maximum number of shares of Corsair Common Stock reserved for issuance over the 10 year term of the Plan, measured from the Effective Date of the Plan, will not exceed 3,333,633 shares. Such authorized share reserve is comprised of (i) the number of shares that remained available for issuance under the Plan, including the shares subject to the outstanding options incorporated into the Plan and any other shares that would have been available for future option grant or share issuance under predecessor plans as last approved by the stockholders, plus (ii) an additional 750,000 shares being added to the Plan pursuant to this Proposal. The number of shares of Corsair Common Stock included in the Plan will automatically be increased by an additional two percent of the outstanding number of shares of capital stock of Corsair per year. The share reserve available for issuance under the Plan will be subject to periodic adjustment for changes in Corsair's Common Stock occasioned by stock splits, stock dividends, recapitalizations, conversions or other changes affecting the outstanding Common Stock as a class without Corsair's receipt of consideration.

        Should an option expire or terminate for any reason prior to exercise in full (including options canceled in accordance with the cancellation-regrant provisions described below), the shares subject to the portion of the option not so exercised will be available for subsequent option grants or share issuances under the Plan.

TERMS OF DISCRETIONARY GRANT PROGRAM

        Option Price and Term. The option price per share for incentive stock options will not be less than 100% of the fair market value of each share of Corsair Common Stock issuable under the option on the grant date of such option. The option price per share for nonstatutory stock options may not be less than 85% of the fair market value per share of each share of Corsair Common Stock issuable under the option on the grant date of such option. No option will have a term in excess of 10 years measured from the grant date.

        Valuation. For purposes of establishing the option exercise price for Corsair Common Stock, the "Fair Market Value" per share of the stock on any relevant date will be the closing selling price per share on such date, as quoted on the Nasdaq National Market. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of Fair Market Value.

        Vesting of Options. The vesting schedule for each granted option will be determined by the Plan Administrator and will be set forth in the instrument evidencing such grant. The granted option may be (i) immediately exercisable for vested shares, (ii) immediately exercisable for unvested shares subject to Corsair's repurchase rights or (iii) exercisable in installments for vested shares over the optionee's period of service. At a minimum, options must vest at a rate of at least 20% each year and must be fully vested at the end of five years.

        Payment. Upon exercise of the option, the option price for the purchased shares will become immediately payable in cash, check or in shares of Corsair Common Stock valued at fair market value on the date of exercise. The option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Corsair, out of the sale proceeds, an amount equal to the aggregate option price payable for the purchased shares plus all applicable withholding taxes.

        Financial Assistance. The Plan Administrator may assist any optionee (including an officer) in the exercise of one or more outstanding options under the Plan by (i) authorizing a loan from Corsair or (ii) permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator in its sole discretion, but in no event will the maximum credit extended to the optionee exceed the aggregate option price for the purchased shares plus any Federal or State tax liability incurred in connection with the option exercise.

        Termination of Service. Should the optionee cease to remain in Corsair's service while holding one or more options under the Plan, then those options will not remain exercisable beyond the limited post-service period designated by the Plan Administrator at the time of the option grant, subject to certain minimum post-service periods. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will, during such limited period, be exercisable only to the extent of the number of shares for which the option is exercisable on the date of the optionee's cessation of service.

        Should the optionee die while holding one or more outstanding options, then the personal representative of the optionee's estate or the person or persons to whom each such option is transferred pursuant to the optionee's will or in accordance with the laws of inheritance will have the right to exercise such option for any or all of the shares for which the option is exercisable on the date of the optionee's cessation of service, less any option shares previously purchased by the optionee prior to death. Such right will lapse, and the option will terminate, upon the earlier of (i) the end of the limited post-service period designated by the Plan Administrator at the time of the option grant or (ii) the specified expiration date of the option term.

        The Plan Administrator will have complete discretion to extend the period following the optionee's termination of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

        Stockholder Rights and Option Assignability. No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option, paid the option price for the purchased shares and been issued a stock certificate for such shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

        Acceleration. In the event that Corsair is acquired by merger or asset sale, the unvested portion of each outstanding option under the Discretionary Option Grant Program that is not to be assumed by the successor corporation and each outstanding option under the Salary Investment Option Grant Program will automatically vest in full. Similarly, unless Corsair assigns the repurchase rights associated with any unvested shares issued under such programs or the Stock Issuance Program to the successor corporation, such unvested shares will vest in full. Any outstanding options assumed by the successor corporation and shares that remain subject to repurchase rights assigned to the successor corporation will not vest immediately, but will vest in accordance with their original vesting schedule. The Plan Administrator will have the authority under the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned, or (ii) the sale, transfer or disposition of all or substantially all of Corsair's assets (each a "Corporate Transaction"). The Plan Administrator will also have the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon (i) a hostile change in control of Corsair effected by a successful tender offer for more than 50% of Corsair's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following such a hostile change in control. Pursuant to the terms of the option agreements the unvested portion of the options currently outstanding under predecessor plans will accelerate and such options will terminate and cease to be exercisable upon an acquisition of Corsair by merger or asset sale, unless those options are assumed by the acquiring entity. One-half of the unvested portion of any options assumed by the successor corporation will automatically accelerate upon the involuntary termination of the optionee's service within 18 months following the occurrence of a Corporate Transaction in which the options are assumed or replaced by the successor corporation.

        Stock Appreciation Rights. Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of these rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from Corsair equal to the excess of (i) the fair market value of the vested shares of Corsair Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may be made in cash or in shares of Corsair Common Stock. There are currently no outstanding stock appreciation rights.

        Cancellation/Regrant. The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from predecessor plans), with the consent of the holders of such options, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Corsair Common Stock on the new grant date.

        On September 17, 1998, the Plan Administrator implemented an option cancellation/regrant program for employees of the Company, excluding the Company" executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $3.00 per share in return for a new option grant for the same number of shares but with an exercise price of $2.88 per share, the closing selling price per share of Common Stock as reported on the Nasdaq National Market on the October 2, 1998 grant date of the new option. Options for a total of 423,998 shares with a weighted average exercise price of $13.45 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $2.88 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the October 2, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares upon the optionee's continuation in service through April 2, 1999. The option will vest for the remaining option shares over the optionee's period of continued service with the Company, except that the date on which the shares under the new option vest shall be that date on which such shares would have vested under the cancelled higher-priced option plus SIX (6) months.

        On December 15, 1998, the Plan Administrator implemented an option cancellation/regrant program for employees of the Company, excluding the Company" executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the Plan with exercise prices in excess of $3.00 per share in return for a new option grant for the same number of shares but with an exercise price of $5.00 per share, the closing selling price per share of Common Stock as reported on the Nasdaq National Market on the December 15 1998 grant date of the new option. Options for a total of 820,561 shares with a weighted average exercise price of $13.65 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $5.00 per share exercise price. To the extent the higher-priced option was exercisable for any option shares on the December 15, 1998 cancellation date, the new option granted in replacement of that option will become exercisable for those shares upon the optionee's continuation in service through November 15, 1999. The option will vest for the remaining option shares over the optionee's period of continued service with the Company, except that the date on which the shares under the new option vest shall be that date on which such shares would have vested under the cancelled higher-priced option plus ELEVEN (11) months.

TERMS OF AUTOMATIC GRANT PROGRAM

        Under the Automatic Option Grant Program, at each annual stockholders meeting each non-employee Corsair Board member will receive an option to purchase 1,500 shares of Corsair Common Stock. Each option granted pursuant to the Automatic Option Grant Program will have an exercise price equal to the fair market value per share of Corsair Common Stock on the grant date and will have a maximum term of 5 years, subject to earlier termination following the optionee's cessation of service on the Corsair Board. The grant of 1,500 shares will be immediately exercisable on the grant date.

TERMS OF STOCK ISSUANCE PROGRAM

        Issue Price. The purchase price per share will not be less than 100% of the fair market value of any share of Corsair Common Stock being issued on the date the Plan Administrator authorizes the issuance.

        Vesting of Shares. The vesting schedule for each share issued will be determined by the Plan Administrator and set forth in the issuance agreement. The shares may be fully and immediately vested upon issuance or may vest in one or more installments, subject to Corsair's repurchase right, over the participant's period of service. At a minimum, shares must vest at a rate of at lest 20% per year and must be fully vested at the end of five years.

        Stockholder Rights. The recipient of the share issuance will have full stockholder rights, including voting and dividend rights, with respect to the issued shares, whether or not the shares are vested. However, the recipient may not sell, transfer or assign any unvested shares issued under the Plan, except for certain limited family transfers.

        Repurchase Rights. Should the recipient of unvested shares cease to remain in Corsair's service before vesting in such shares, then those unvested shares are to be immediately surrendered to Corsair for cancellation, and the recipient will have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the recipient for consideration paid in cash or promissory note, Corsair will refund the cash consideration paid for the surrendered shares and cancel the principal balance of the note to the extent attributable to such surrendered shares.

        Payment. Upon issuance of the shares, the issue price for the purchased shares will become immediately payable in cash, in shares of Corsair Common Stock valued at fair market value on the date of issuance, or by promissory note payable to Corsair's order. The promissory note may, at the discretion of the Plan Administrator, be subject to cancellation over the participant's period of service. Shares may also be issued for past or future services, without any cash or other payment required of the participant.

        Acceleration. Corsair has entered into agreements with certain individuals holding unvested shares under the Plan, pursuant to which the vesting of such shares will accelerate in the event the individual's employment is terminated within 18 months after a change in control of Corsair. The change in control events under these agreements include transactions in addition to those in effect for Plan purposes. These agreements assure such individuals that either their services will continue to be required after any such change in control or that they will in fact receive the appreciated value of their outstanding shares despite the change in control.

TERMS OF STOCK ISSUANCE PROGRAM

        In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of Corsair selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the officer will be granted, as soon as possible after the start of the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the total salary reduction amount by an amount equal to at least one-third and no more than two-thirds (the exact amount to be established by the Plan Administrator) of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to the difference between the amount of the salary reduction agreed to by the optionee for the option and the fair market value of the option shares on the grant date. As a result, upon exercise of the options issued under the Salary Investment Option Grant Program, the optionee will have paid 100% of the fair market value of the option shares as of the grant date through the payment of the exercise price and the agreed salary reduction. The option will become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is in effect and will become fully exercisable upon certain changes in the ownership or control of Corsair or sale of its assets.

CHANGES IN CAPITALIZATION

        In the event any change is made to the Corsair Common Stock issuable under the Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without Corsair's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and price per share in effect under each outstanding option.

        Each outstanding option which is assumed or is otherwise to continue in effect after a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable, in connection with such Corporate Transaction, to an actual holder of the same number of shares of Corsair Common Stock as are subject to such option immediately prior to such Corporate Transaction.

Appropriate adjustments will also be made to the option price payable per share and to number and class of securities available for issuance under the Plan.

        Option grants under the Plan will not affect the right of Corsair to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SPECIAL TAX WITHHOLDING ELECTION

        The Plan Administrator may provide one or more participants in the Plan with the election to have Corsair withhold, from the shares of Corsair Common Stock otherwise issuable upon the exercise of nonqualified options or the vesting of unvested shares, a portion of those shares in satisfaction of the tax liability incurred in connection with their acquisition or vesting. Any election so made will be subject to the approval of the Plan Administrator, and no shares will be accepted in satisfaction of such tax liability except to the extent the Plan Administrator approves the election. Alternatively, one or more participants may be granted the right, subject to Plan Administrator approval, to deliver existing shares of Corsair Common Stock in satisfaction of such tax liability. The withheld or delivered shares will be valued at their then current fair market value.

AMENDMENT AND TERMINATION

        The Board of Directors may amend or modify the Plan in any or all respects whatsoever, subject, however, to the limitation on plan amendments to the Automatic Grant Program. However, no such amendment may adversely affect the rights of existing optionees without their consent and unless otherwise necessary to comply with applicable tax laws and regulations. In addition, the Board may not (i) materially increase the maximum number of shares issuable under the Plan or the number of shares for which automatic grants may be made to nonemployee Board members, except in the event of certain changes to Corsair's capital structure as indicated above, (ii) materially modify the eligibility requirements for option grants or (iii) otherwise materially increase the benefits accruing to participants under the Plan without the approval of Corsair's stockholders.

        The Board may terminate the Plan at any time, and the Plan will in all events terminate on the tenth anniversary of the Effective Date. Each stock option outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant.

FEDERAL TAX CONSEQUENCES

        Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonqualified options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

        Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

        For Federal tax purposes, dispositions are divided into two categories:
(i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

        Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then Corsair will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will Corsair be allowed a deduction with respect to the optionee's disposition of the purchased shares.

        Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        Special provisions of the Internal Revenue Code apply to the acquisition of Corsair Common Stock under a nonqualified option, if the purchased shares are subject to repurchase by Corsair. These special provisions may be summarized as follows:

                A. If the shares acquired upon exercise of the nonqualified option are subject to repurchase by Corsair at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Corsair's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date Corsair's repurchase right lapses with respect to such shares over (ii) the exercise price paid for the shares.

                B. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the nonqualified option an amount equal to the excess of (i) the fair market value of the purchased shares on the date of exercise (determined as if the shares were not subject to Corsair's repurchase right) over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the Corsair's repurchase right lapses.

        Corsair will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified option. The deduction will in general be allowed for the taxable year of Corsair in which such ordinary income is recognized by the optionee.

        Stock Appreciation Rights. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. Corsair will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of Corsair in which the ordinary income is recognized by the optionee.

        Direct Stock Issuances. The tax consequences of individuals who receive direct stock issuances under the Plan will be substantially the same as the treatment described above for the exercise of nonqualified stock options.

ACCOUNTING TREATMENT

        Option grants with exercise prices less than the fair market value of the option shares on the grant date and direct stock issuances at purchase prices less than the fair market value of the issued shares will result in a compensation expense to Corsair's earnings equal to the difference between such exercise or purchase prices and the fair market value of the shares on the option grant date or (for direct stock issuances) the fair market value on the issue date. Such expense will be recorded by Corsair over the period the optionee or share recipient vests in the option shares or directly-issued shares. Option grants and direct stock issuances to employees at 100% of fair market value will not result in any charge to Corsair's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining Corsair's earnings per share.

        The Financial Accounting Standards Board recently announced its intention to issue an exposure draft of a proposed interpretation of the current accounting principles applicable to equity incentive plans such as the Option Plan. Under the proposed interpretation, option grants made to non-employee Board members or consultants after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. If the proposed interpretation is adopted, then such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to the Company's reported earnings measured by the appreciation in value of the underlying shares between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

        Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against Corsair's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Corsair Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price in effect for such rights.

OUTSTANDING OPTION GRANTS UNDER THE PLAN

        The table below shows, as to each of the Company's executive officers named in the Executive Compensation and Other Information Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the Option Plan between January 1, 1998 and March 31, 1999, together with the weighted average exercise price payable per share. The number of shares and weighted average exercise price calculations include all options which were granted during the indicated period and subsequently cancelled and regranted at a lower exercise price in Fiscal Year 1998.


                                                              Options           Weighted Average
                                                            Granted (#)          Exercise Price
                                                            -----------          --------------
Mary Ann Byrnes(1) ..................................          165,754       $4.49
     Director and Chief Executive Officer
Thomas Meyer(2) .....................................          146,534       $4.21
     President
Martin J. Silver ....................................           85,000       $4.25
     Chief Financial Officer and Secretary
David R. Oestereicher ...............................           60,000       $4.07
     Vice President, Engineering
Evan J. McDowell Jr .................................           73,667       $4.26
     Vice President, Sales
All current directors who are not ...................           10,000       $4.19
     executive officers
All current executive officers as a group ...........          312,288       $4.35

All employees, including all current officers who are
     not executive officers, as a group .............       $1,727,460       $6.79 (Includes reprice)
                                                            $1,064,187       $8.72 (excludes reprice)

----------

(1)  Mary Ann Byrnes resigned as president in February 1999.
(2)  Thomas Meyer was appointed president in February 1999.



RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Corsair Board believes that the Plan, as amended, is necessary in order to continue to provide equity incentives to attract and retain the services of key employees, consultants and nonemployee members of the Corsair Board. For this reason, the Corsair Board recommends a vote FOR this proposal. If this proposal is not approved, the number of shares available for issuance will remain at 2,587,633 shares.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1999, by all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock.


                                                     SHARES BENEFICIALLY OWNED
                                                     -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          NUMBER(1)                PERCENT(2)
----------------------------------------         ---------                ----------
Kleiner Perkins Caufield & Byers(3).....         1,135,236                    6.2%
   2750 Sand Hill Road
   Menlo Park, CA 94025

Sevin Rosen Funds(4) ...................         1,431,563                    7.9%
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX 75420

Norwest Equity Partners(5) .............         1,449,194                    8.0%

TRW Inc. ...............................         1,346,567                    7.4%
   1 Federal System Park Drive
   Fairfax, VA 22033

Integral Capital Partners(6) ...........           694,161                    3.8%
   2750 Sand Hill Road
   Menlo Park, CA 94025


(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is calculated based on 18,114,191 shares of Common Stock outstanding on March 31, 1999, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 1,125,998 shares held by Kleiner Perkins Caufield & Byers VII and 9,238 shares held by KPCB Information Sciences Zaibatsu Fund II.

(4) Includes 1,428,229 shares held by Sevin Rosen Fund IV L.P. and 3,334 shares held by Sevin Rosen Bayless Management Company.

(5) Includes 1,066,767 shares held by Norwest Equity Partners, IV and 382,427 shares held by Norwest Equity Partners, V.

(6) Includes 410,302 shares held by Integral Capital Partners II, L.P., 146,852 shares held by Integral Capital Partners International II, C.V., 111,647 shares held by Integral Capital Partners III, L.P., and 25,360 shares held by Integral Capital Partners International III, L.P.

           [NEED TO OBTAIN UPDATED INFORMATION FROM COMPANY AND FUNDS]

               COMMON STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT



        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1999 by (i) each director and nominee named under "Election of Directors," (ii) each of the Company's officers named under "Executive Compensation and Other
Information--Summary Compensation Table" and (iii) all directors and executive officers of the Company as a group.

                                                      SHARES BENEFICIALLY OWNED
                                                      -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)           NUMBER(1)          PERCENT(2)
---------------------------------------          ----------          -----------
Mary Ann Byrnes(3) .................                521,823               2.9%
Rachelle Chong(4) ..................                 10,000               *
Kevin R. Compton(5) ................              1,147,625               6.3%
  2750 Sand Hill Road
  Menlo Park, CA 94025
Peter L.S. Currie(6) ...............                 33,334               *
Stephen M. Dow(7) ..................              1,439,063               8.0%
  Two Galleria Tower
  13455 Noel Road, Suite 1670
  Dallas, TX 75240
David H. Ring(8) ...................                 64,338               *
Martin J. Silver(9) ................                175,700               *
Evan J. McDowell(10) ...............                161,310               *
Thomas C. Meyer(11) ................                172,201               *
Donald R. Oestreicher(12) ..........                157,612               *
All directors and executive officers
   as a group (14 persons)(17) .....              3,388,384              18.7%



*       Less than 1%

(1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address for all persons named in the table is: 3408 Hillview Avenue, Palo Alto, California 94304.

(2) Percentage of ownership is based on 18,120,967 shares of Common Stock outstanding on April 31, 1999, and is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 165,754 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999. Also includes 356,069 shares beneficially owned by the Wampler-Byrnes Family Trust. Ms. Byrnes is co-trustee and a beneficiary of the Wampler-Byrnes Family Trust. Ms. Byrnes has pledged 185,050 shares to the Company in exchange for a loan.

(4) Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(5) Includes 1,125,998 shares held by Kleiner Perkins Caufield & Byers VII and 9,238 shares held by KPCB Information Sciences Zaibatsu Fund II. Mr. Compton is a Director of the Company and a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Mr. Compton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 4,889 shares held by Mr. Compton and 7,500 shares issuable to Mr. Compton upon the exercise of options exercisable within 60 days of March 31, 1999. (6) Includes 33,334 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(6) Includes 33,334 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(7) Includes 1,428,229 shares held by Sevin Rosen Fund IV L.P. and 3,334 shares held by Sevin Rosen Bayless Management Company. Mr. Dow is a Director of the Company, a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and an officer of Sevin Rosen Bayless Management Company. Mr. Dow disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes 7,500 shares issuable to Mr. Dow upon the exercise of options exercisable within 60 days of March 31, 1999.

(8) Includes 7,526 shares held by Eureka Investments, L.P. and 6,062 shares held by the David H. Ring Charitable Remainder Unitrust. Mr. Ring is a Director of the Company, a general partner of Eureka Investments, L.P. and the trustee of the David H. Ring Charitable Remainder Unitrust. Mr. Ring disclaims beneficial ownership of the shares held by Eureka Investments, L.P. and the David H. Ring Charitable Remainder Unitrust except to the extent of his pecuniary interest therein.

(9) Includes 85,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999. Also includes 90,700 shares beneficially held by Martin J. Silver or Victoria H. Silver as joint tenants with right of survivorship.

(10) Includes 73,667 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(11) Includes 146,534 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(12) Includes 79,278 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(13) Includes 35,832 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(14) Includes 43,837 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999. Also includes 21,180 shares beneficially held by the Robinson Family Trust. Ms. Robinson is co-trustee and a beneficiary of the Robinson Family Trust.

(15) Includes 18,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(16) Includes 26,627 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

(17) Includes 370,764 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999. See also footnotes 4, 6, 7 and 8.

                               EXECUTIVE OFFICERS

        The executive officers of the Company as of March 31, 1999, are as follows:

NAME                            AGE    POSITION
----                            ---    --------
Mary Ann Byrnes.............     42    Chief Executive Officer and Director
Thomas C. Meyer.............     42    President
Martin J. Silver............     42    Chief Financial Officer and Secretary
Evan J. McDowell............     52    Vice President, Sales
Donald R. Oestreicher.......     53    Vice President, Engineering
Walter M. Price.............     39    Vice President, Manufacturing
Jeanette Robinson...........     48    Vice President, Human Resources
John F. Scott...............     35    Vice President, Strategy and Business
                                       Development
David G. Thompson...........     38    Vice President, Marketing

        MARY ANN BYRNES. Ms. Byrnes resigned as president of the Company in December, 1998. See "Election of Directors" for a discussion of Ms. Byrnes' business experience.

        THOMAS C. MEYER. Mr. Meyer was promoted to President in February 1999. Mr. Meyer previously served as Vice President, Operations of the Company from April 1996 to February 1999. Before joining Corsair, Mr. Meyer was Senior Vice President of Operations at Blyth Software Inc., a software development company, from April 1994 to March 1996. Previous to that, he was Vice President and General Manager of the Customer Services Division of Pyramid Technology Corporation, a company that develops open systems servers for the commercial computing market, from January 1990 to March 1994. Mr. Meyer holds a BS in computer engineering from the University of Bridgeport in Connecticut.

        MARTIN J. SILVER. Mr. Silver has served as Chief Financial Officer and Secretary of the Company since January 1996. Mr. Silver most recently served as Chief Financial Officer and Treasurer at Superconductivity, Inc., a developer of magnets for use by utilities to store energy, from January 1993 to December 1995. Prior to that, Mr. Silver served as Chief Financial Officer and Corporate Secretary at Credence Systems Corporation, a developer of testing devices for semiconductors, from November 1988 to December 1992. Mr. Silver holds a BS in electrical engineering from Purdue University and an MBA from The University of Pennsylvania, The Wharton School of Business.

        EVAN J. MCDOWELL. Mr. McDowell has served as Vice President, Sales of the Company since January 1997. Prior to joining Corsair, Mr. McDowell was employed by Polycom, Inc., a telecommunications products company, where he served as Vice President of Sales and Marketing from November 1993 to January 1997. From March 1989 to November 1993, Mr. McDowell served as General Manager of the Voice Information Services Division at Octel Communications Corporation, a voice messaging company. Mr. McDowell holds a BS in accounting and an MBA from San Diego State University.

        DONALD R. OESTREICHER. Dr. Oestreicher has served as Vice President, Engineering of the Company since joining the Company in July 1996. Prior to joining Corsair, Dr. Oestreicher was employed by AirSoft, Inc., a software development company, where he was Vice President of Engineering from July 1995 to July 1996. Dr. Oestreicher served as Vice President, Research & Development at Blyth Software Inc., a software development company, from January 1993 to June 1995. From August 1990 to December 1992, Dr. Oestreicher was Director, Software Product Development for Dow Jones & Company Inc., a publishing company. Dr. Oestreicher holds a BS in economics from the Massachusetts Institute of Technology, a PhD in computer science from the University of Utah, and an MBA from Santa Clara University.

        WALTER M. PRICE. Mr. Price joined the Company in May 1995 as Director of Manufacturing and was promoted to Vice President, Manufacturing of the Company in January 1997. Prior to joining Corsair, Mr. Price was Operations Director at Ericsson-Raynet Corporation, a fiber optics telecommunications company, from June 1993 to May 1995. From February 1989 to June 1993, Mr. Price served in various positions including Marketing Operations Manager, Supply Planning Manager and Process Engineering Manager while at Sun Microsystems, Inc., a provider of network-based distributed computing systeMs. Mr. Price holds a BS in industrial engineering from Stanford University and an MBA from Santa Clara University.

        JEANNETTE ROBINSON. Ms. Robinson joined the Company in January 1996 as Director of Human Resources and was promoted to Vice President, Human Resources of the Company in January 1997. Prior to joining Corsair, Ms. Robinson was employed by Cisco Systems Inc., a provider of internet-working products, where she held several human resources management and recruiting positions from June 1990 to January 1996. Ms. Robinson holds a BS in business administration and a BA in sociology from San Jose State University.

        JOHN F. SCOTT. Mr. Scott has served as Vice President, Strategy and Business Development of the Company since January 1995. Prior to joining Corsair, Mr. Scott served as Director of Marketing Strategy and Marketing Product Manager at Bay Area Cellular Telephone Company from September 1992 to January 1995. Mr. Scott served as a consultant with Boston Consulting Group, a consulting firm, from August 1990 to March 1992, and served as an independent consultant from April 1992 to September 1992. Mr. Scott holds a BA in economics from Claremont McKenna College and an MBA from Harvard Business School.

        DAVID G. THOMPSON. Mr. Thompson has served as Vice President, Marketing of the Company since January 1995. Mr. Thompson also served as Vice President, Sales of the Company from January 1995 to January 1997. Prior to joining Corsair, Mr. Thompson served as Director of Marketing at Digital Pictures, Inc., a software development company, from August 1994 to January 1995. Previous to that, he was Director of Marketing and Manager of Marketing Strategy at Bay Area Cellular Telephone Company from March 1992 to August 1994. Mr. Thompson holds a AB in economics from Harvard University.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's President and Chief Executive Officer and to the four additional most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1996 and 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION       LONG-TERM COMPENSATION AWARDS
                       --------------------------------------------------------------
                                                          OTHER        SECURITIES
NAME AND PRINCIPAL                                        ANNUAL       UNDERLYING      ALL OTHER
POSITION                 YEAR(1)  SALARY(2)    BONUS   COMPENSATION  OPTIONS/SARS(#)  COMPENSATION
------------------------ -------- ---------- --------- ------------- --------------   ------------
MARY ANN BYRNES           1998     $190,793  $48,750     $108,309(3)      165,754           --
President and Chief       1997      176,261   79,076           -0-         84,421           --
Executive Officer and     1996      165,000   82,500           -0-         66,667           --
Director
EVAN J. MCDOWELL          1998      109,210  110,336(4)        -0-         73,667           --
Vice President, Sales     1997           --      --            -0-             --           --
                          1996           --      --            -0-             --           --
MARTIN J. SILVER          1998      165,603   37,540           -0-         85,000       66,957(5)
Chief Financial           1997      153,118   67,823           -0-         20,000       12,750(6)
Officer and Secretary     1996      140,000   55,800           -0-         20,000           --
DONALD R. OESTREICHER     1998      163,183   46,250           -0-         60,000           --
Vice President,           1997      144,284   65,570           -0-         23,330           --
Engineering               1996           --       --           -0-         93,334           --
THOMAS MEYER              1998      142,528   36,500           -0-         71,534           --
Vice President,           1997      127,650   58,590           -0-         19,196           --
Operations                1996           --       --           -0-         40,001           --



(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission"), information with respect to fiscal years prior to 1996 has not been included as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information has not been previously reported to the Commission in response to a filing requirement.
(2)     Includes amounts deferred pursuant to the Company's 401(k) Plan.
(3) Automobile allowance and loan forgiveness.( remove automobile allowance,she never received any for 1998)
(4)     Earned as commissions while serving as Vice President of Sales.
(5) Represents forgiveness of $62,157 of principal and approximately $4,800 of interest of a loan made in connection with Mr. Silver's relocation to the Palo Alto, California area.
(6) Represents forgiveness of $10,000 of principal and approximately $2,750 of interest of a loan made in connection with Mr. Silver's relocation to the Palo Alto, California area.

Stock Options

        The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1998. The Company did not grant any stock appreciation rights ("SARs") during the year ended December 31, 1998.

                                  OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    Potential
                              Number      % of Total                           Realizable Value at
                                of         Options                               Assumed Rates of
                            Securities    Granted to                               Stock Price
                            Underlying  Employees in   Exercise                  Appreciation for
                             Options       Fiscal     Price Per  Expiration       Option Term(4)
Name                        Granted(1)     Year(2)     Share(3)     Date          5%         10%
----                        ----------     -------     --------     ----          --         ---
Mary Ann Byrnes............   50,000                    $3.00    09/11/2008    $94,334    $239,061
                             115,754                    $5.13    12/11/2008    $373,449   $946,393

Evan J. McDowell, Jr.......   30,000                    $3.00    09/11/2008    $56,600    $143,437
                              43,667                    $5.13    12/11/2008    $140,880   $357,017

Martin J. Silver...........   35,000                    $3.00    09/11/2008    $66,034    $167,343
                              50,000                    $5.13    12/11/2008    $161,311   $408,795

Donald R. Oestreicher......   30,000                    $3.00    09/11/2008    $56,600    $143,437
                              30,000                    $5.13    12/11/2008    $96,787    $245,277

Thomas Meyer...............   30,000                    $3.00    09/11/2008    $56,600    $143,437
                              41,534                    $5.13    12/11/2008    $133,998   $339,578

----------

(1) The rights of the optionees vest at various times over a four-year period. While the options are fully exercisable upon grant, any shares purchased by the optionee which do not vest prior to the termination of the optionee's employment may be repurchased by the Company at cost. In accordance with the terms of the 1997 Stock Incentive Plan under which the options were granted, all rights of the optionee will accelerate and vest in full upon an acquisition of the Company unless the options are assumed or replaced by or the Company's repurchase rights are assigned to the acquiring corporation. Under the terms of the 1997 Stock Incentive Plan, following any acquisition of the Company in which the rights of the optionees do not accelerate and vest in full, the rights of each optionee shall accelerate and vest (or the Company's repurchase rights will lapse in the case of exercised options) with respect to one-half of the then unvested shares if the employment of the optionee is involuntarily terminated within one year of the acquisition.

(2) The Company granted options to purchase a total of 2,029,748 shares to employees in fiscal year 1998. Options for 821,195 of those shares represented options issued in replacement of higher-priced options for the same number of shares which were cancelled as part of the September and December cancellation/regrant programs.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board, considering all relevant factors. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The fair market value of shares of Common Stock is determined in accordance with certain provisions of the 1997 Stock Incentive Plan based on the closing selling price of a share of Common Stock on the date in question on the Nasdaq National Market. If shares of the Common Stock are neither listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. The price used for computing this appreciation is the exercise price of the options, not the price of Common Stock in this Offering. There is no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

        Option Exercises and Unexercised Option Holdings. The following table provides information concerning option exercises during 1998 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1998. No SARs were exercised during 1998 or outstanding as of December 31, 1998.

       AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

                                                              Number of Securities
                               Shares                               Underlying                   Value of Unexercised
                              Acquired                        Unexercised Options at            in-the-Money Options
                                 on            Value             December 31, 1998             at December 31, 1998(3)
Name                          Exercise      Realized(1)    Exercisable(2)   Unexercisable   Exercisable(2)    Unexercisable
----                          --------      -----------    --------------   -------------   --------------    -------------
Mary Ann Byrnes .........         0          $      0           165,754          -0-           $100,000          ________
Evan J. McDowell, Jr. ...         0          $      0            73,667          -0-           $ 60,000          ________
Martin J. Silver ........         0          $      0            76,667          -0-0          $ 70,000          ________
Donald R. Oestreicher ...         0          $      0            79,278          -0-           $ 60,000          ________
Thomas Meyer ............         0          $      0           111,535          -0-           $232,804          ________

----------

(1) "Value realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock, and does not take into account that some of such shares are subject to rights of repurchase on the part of the Company which lapse at various times over four years after the date of grant.
(2) The options are immediately exercisable; however, any shares purchased upon exercise may be subject to rights of repurchase on the part of the Company which lapse at various times over four years after the date of grant.
(3) "Value" is defined as fair market price of the Common Stock at fiscal year-end ($5.00) less exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee is an officer or employee of the Company. No interlocking relationship exists between the Company's Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        Options granted to Named Executive Officers are immediately exercisable; however, any shares purchased upon exercise are subject to rights of repurchase on the part of the Company that generally expire over four or five years from the date of option grant. In accordance with the terms of the 1996 Stock Option/Stock Issuance Plan and the 1997 Officer Stock Option Plan under which options were granted to Named Executive Officers, all of the Named Executive Officers' options will immediately vest and the Company's repurchase rights will immediately lapse with respect to shares held by the Named Executive Officers upon an acquisition of the Company, unless the options are assumed or replaced by, or the Company's repurchase rights are assigned to, the acquiring entity. Following any acquisition of the Company in which options remain subject to vesting and repurchase rights do not lapse in the manner provided above, 50% of a Named Executive Officer's options will vest and the repurchase rights with respect to 50% of such Named Executive Officer's shares will lapse if the employment of the Named Executive Officer is involuntarily terminated within one year of the acquisition.

        Notwithstanding anything to the contrary set forth in the Company's previous filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchanges Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated into any such filings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee presents this report regarding compensation for the Company's executive officers and the Chief Executive Officer of the Company.

        GENERAL COMPENSATION POLICY

        The Company's primary objective is to maximize the value of the Company's shares over time. Accomplishing this objective requires achieving specific Company milestones and developing and ultimately marketing superior products that provide cost-effective solutions for the wireless communications industry. The overall goal of the Compensation Committee is to develop compensation practices that will allow the Company to attract and retain the people needed to create, develop, manufacture and market such products.

        The Company compensates its executive officers with a combination of salary and incentives designed to focus and balance their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company's compensation structure rewards individual performance that furthers Company goals. Elements of each officer's compensation include the following:

               -    Base Salary
               -    Annual Incentives
               -    Long-term Incentives
               -    Benefits

        Each officer's compensation package is designed to provide an appropriately weighted mix of these elements which cumulatively provides a level of compensation roughly equivalent to that paid by companies of similar size and complexity in similar industries.

        BASE SALARY. Base salary and increases in base salary are determined by individual performance and the salary levels in effect for companies of similar size and complexity in similar industries. The Compensation Committee attempts to keep the base salaries of the Company's officers at a level broadly in line with the median of the salaries of officers in comparative companies. The Compensation Committee also evaluates individual experience and performance and specific issues particular to the Company, such as success in raising capital, creation of stockholder value and achievement of specific Company milestones. Certain of the companies contained in the survey on which this Compensation Committee relied are included in the indices used to compare shareholder returns in the Stock Performance Graph.

        ANNUAL INCENTIVES. Annual Incentives are paid in accordance with an annual Incentive Compensation Plan. Bonus awards are set at a level competitive among peer group companies and early-stage high growth technology companies. Potential cash incentive compensation paid under this plan is set as a significant percentage of each officers' base salary. All of the incentive compensation is directly tied to performance and is at risk. Each officer earns incentive compensation based upon a mix of Company performance and personal performance. Company performance is measured by achievement of specific Company milestones. Compensation for personal performance under this plan is awarded by the Compensation Committee based upon both an objective and subjective evaluation of the performance of each officer. No incentive compensation is paid for Company performance or personal performance unless specific Company and individual goals are achieved during the fiscal year. In 1997, incentive compensation earned by officers was approximately 45% of base salary.

LONG-TERM INCENTIVE. Long-term incentive compensation in the form of stock options is expected to be the largest element of total compensation over time. Grants of stock options are designed to align the long-term interests of each officer with the long-term interests of the Company and its stockholders. Stock options provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of the option grant to each officer is based on the officer's current and expected future contributions to the business and vesting position. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary which will create a significant opportunity for stock ownership, motivation to remain with the Company and incentive to increase stockholder value.

        BENEFITS. Benefits offered to the Company's officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to the Company's officers are substantially the same as those offered to all the Company's regular employees.

        CEO COMPENSATION

        In setting compensation payable to the Company's Chief Executive Officer, Ms. Byrnes, we have sought to be competitive with companies of similar size and complexity in similar industries. Ms. Byrnes' incentive compensation under the Company's annual Incentive Compensation Plan is entirely dependent upon the Company's performance and our evaluation of her personal contribution to the Company's performance. No incentive compensation is paid to Ms. Byrnes unless progress is made toward specific Company goals or these goals are achieved during the fiscal year. In 1998, incentive compensation earned by Ms. Byrnes was approximately 26% of base salary.

        We conclude our report with the acknowledgement that no member of the Compensation Committee is a current officer or employee of Corsair or any of its subsidiaries.

SPECIAL OPTION REGRANT PROGRAM TO NON-OFFICER EMPLOYEES

        During the 1998 fiscal year, the Compensation Committee felt that circumstances had made it necessary for the Company to implement an option cancellation/regrant program for all employees of the Company, excluding the executive officers. Accordingly, on October 2, 1998, each of the executive officers was given the opportunity to surrender his or her outstanding options under the 1997 Plan with exercise prices in excess of $3.00 per share in return for a new option grant for the same number of shares but with a lower exercise price of $2.88 per share, the fair market value per share of the Company's Common Stock on the regrant date. Each employee eligible for a new option grant was given the choice of accepting that option with a new vesting schedule in cancellation of his or her higher-priced option or rejecting the new grant and retaining the higher-priced option with its original vesting schedule.

        The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of each key employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value were restored to their options in the form of regranted options at the current market price of the Company's Common Stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, a new vesting schedule was imposed with respect to the option shares. ACCORDINGLY, EACH REGRANTED OPTION IS TO BECOME EXERCISABLE AND VEST IN A SERIES OF INSTALLMENTS OVER A FOUR-YEAR PERIOD OF SERVICE MEASURED FROM THE DATE OF THE REGRANT, WITH THE INITIAL VESTING OF TWENTY-FIVE PERCENT OF THE OPTION TO OCCUR UPON THE OPTIONEE'S CONTINUATION IN SERVICE THROUGH APRIL 2, 1999. ACCORDINGLY, EACH OPTIONEE WILL ONLY HAVE THE OPPORTUNITY TO ACQUIRE THE OPTION SHARES AT THE LOWER EXERCISE PRICE IF HE OR SHE CONTINUES IN THE COMPANY'S EMPLOY.

        As a result of the new vesting schedules imposed on the regranted options, the Compensation Committee believes that the program strikes an appropriate balance between these interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.

SPECIAL OPTION REGRANT PROGRAM TO OFFICERS

        During the 1998 fiscal year, the Compensation Committee felt that circumstances had made it necessary for the Company to implement an option cancellation/regrant program for all employees of the Company, excluding the executive officers. Accordingly, on December 15, 1998, each of the executive officers was given the opportunity to surrender his or her outstanding options under the 1997 Plan with exercise prices in excess of $3.00 per share in return for a new option grant for the same number of shares but with a lower exercise price of $5.13 per share, the fair market value per share of the Company's Common Stock on the regrant date. Each employee eligible for a new option grant was given the choice of accepting that option with a new vesting schedule in cancellation of his or her higher-priced option or rejecting the new grant and retaining the higher-priced option with its original vesting schedule.

        The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of each key employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value were restored to their options in the form of regranted options at the current market price of the Company's Common Stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, a new vesting schedule was imposed with respect to the option shares. ACCORDINGLY, EACH REGRANTED OPTION IS TO BECOME EXERCISABLE AND VEST IN A SERIES OF INSTALLMENTS OVER A FOUR-YEAR PERIOD OF SERVICE MEASURED FROM THE DATE OF THE REGRANT, WITH THE INITIAL VESTING OF TWENTY-FIVE PERCENT OF THE OPTION TO OCCUR UPON THE OPTIONEE'S CONTINUATION IN SERVICE THROUGH NOVEMBER 15, 1999. ACCORDINGLY, EACH OPTIONEE WILL ONLY HAVE THE OPPORTUNITY TO ACQUIRE THE OPTION SHARES AT THE LOWER EXERCISE PRICE IF HE OR SHE CONTINUES IN THE COMPANY'S EMPLOY.

        As a result of the new vesting schedules imposed on the regranted options, the Compensation Committee believes that the program strikes an appropriate balance between these interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to the Company's executive officers for the 1999 fiscal year will exceed that limit. In addition, the Company's 1995 Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

        Submitted by the Compensation Committee of the Company's Board of Directors.

PERFORMANCE GRAPH

        The following graph compares total stockholder returns since the Company became a reporting company under the Exchange Act to the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Data and Processing Index ("Nasdaq Computer Index"). The total return for each of the Company's Common Stock, the Nasdaq Broad Index and the Nasdaq Computer Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The companies comprising the Nasdaq Computer Index are available upon written request to Investor Relations at the Company's executive offices. The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                                   7/29/97         12/31/97        12/31/98
Corsair Communications, Inc.           100              108              33
NASDAQ Stock Market (U.S.)             100              100             139
NASDAQ Computer Manufacturing          100               91             198

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since its formation in December 1994, the Company has issued, in private placement transactions, shares of its Preferred Stock (as adjusted in price and number of shares to show the number of shares of Common Stock into which the Preferred Stock was automatically converted upon the completion of the Company's initial public offering of its Common Stock) as follows: 5,413,340 shares of Series A Preferred Stock at a price of $3.00 per share in December 1994; 1,328,084 shares of Series B Preferred Stock at a price of $6.65 per share in October 1995; 2,424,864 shares of Series C Preferred Stock at a price of $8.25 per share in October 1996; and 266,668 shares of Series D Preferred Stock at a price of $11.25 per share in March 1997. The purchasers of Preferred Stock include, among others, the following Directors and holders of more than five percent of the Company's outstanding stock and their respective affiliates:

                                                                   Preferred Stock
Executive Officers, Directors and 5%        --------------------------------------------------------      Total
Stockholders                                Series A          Series B         Series C     Series D  Consideration
------------                                --------          --------         --------     --------  -------------
Kevin R. Compton(1) ................        1,333,334          248,308          121,212       --       $6,650,001

Stephen M. Dow(2) ..................        1,333,334           37,624           60,606       --        4,750,002

David H. Ring(3) ...................               --            7,526            6,062       --          100,002

Entities affiliated with Kleiner
Perkins ............................        1,333,334          248,308          121,212       --        6,650,001
   Caufield & Byers(1)

Entities affiliated with Sevin Rosen
   Funds(2) ........................        1,333,334           37,624           60,606       --        4,750,002

Entities affiliated with Norwest
Equity .............................        1,066,768          165,538          207,274       --        6,010,300
   Partners(4)

TRW Inc.(3) ........................        1,346,568               --               --       --        4,039,700

Entities affiliated with Integral
   Capital Partners(5) .............               --               --          242,424       --        1,999,998


(1) Includes 1,693,616 shares purchased by Kleiner Perkins Caufield & Byers VII and 9,238 shares purchased by KPCB Information Sciences Zaibatsu Fund II. Mr. Compton is a Director of the Company and a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Mr. Compton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2) Includes 1,428,230 shares purchased by Sevin Rosen Fund IV L.P. and 3,334 shares purchased by Sevin Rosen Bayless Management Company. Mr. Dow is a Director of the Company, a general partner of SRB Associates IV L.P., the general partner of Sevin Rosen Fund IV L.P., and an officer of Sevin Rosen Bayless Management Company. Mr. Dow disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Includes 7,526 shares purchased by Eureka Investments, L.P. and 6,062 shares purchased by the David H. Ring Charitable Remainder Unitrust. Mr. Ring is a director of the Company, a general partner of Eureka Investments, L.P. and the trustee of the David H. Ring Charitable Remainder Unitrust. Mr. Ring disclaims beneficial ownership of the shares held by Eureka Investments, L.P. and the David H. Ring Charitable Remainder Unitrust except to the extent of his pecuniary interest therein.

(4) Includes 1,066,768 shares purchased by Norwest Equity Partners, IV and 372,812 shares purchased by Norwest Equity Partners, V.

(5) Includes 178,500 shares purchased by Integral Capital Partners II, L.P., and 63,924 shares purchased by Integral Capital Partners International II, C.V.


        Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof.

        In December 1994, the Company sold 5,413,340 shares of its Series A Preferred Stock to ESL Incorporated ("ESL"), a subsidiary of TRW Inc., and various venture capital funds, including funds which are principal stockholders of the Company and/or are affiliated with directors of the Company, in a private placement pursuant to which the Company received $13,240,000 and various promissory notes in the aggregate principal amount of $3,000,000, bearing interest at a rate of 6.34% per annum. All principal and interest accrued with respect to the notes has been repaid to the Company and the notes have been cancelled.

In December 1994, the Company purchased from ESL certain in-process research and development and assets relating to wireless telecommunications fraud prevention, including its rights and obligations under a certain Development and License Agreement with AirTouch Communications, Inc. (the "Acquired Technology"), in exchange for $6,240,000 and a promissory note in the principal amount of $3,000,000 bearing interest at a rate of

6.66% per annum (the "$3,000,000 Note"). In connection with its purchase of the Acquired Technology, the Company also obtained a perpetual license with respect to certain trade secrets and know-how related to the Acquired Technology for use in the fields of wireless telecommunications, transportation and systems integration (the "License"). The price of the Acquired Technology and the License was determined based on negotiations between the Company and ESL, and was not fixed based on a third party's independent appraisal. All principal and interest with respect to the $3,000,000 Note has been repaid by the Company and the $3,000,000 Note has been cancelled.

        In December 1994, in connection with the purchase of the Acquired Technology, the Company entered into an Assignment and Assumption Agreement with ESL providing for the assignment to the Company of and the assumption by the Company of all of ESL's right, title and interest under a certain lease with Westminster Management Corporation (the "Lease") with respect to a certain facility located at 207 East Java Drive in Sunnyvale, California.
The Lease expired on February 15, 1995.

        In April 1996, the Company made a loan in the amount of $100,000 to Martin J. Silver, the Chief Financial Officer of the Company, which loan is represented by two promissory notes, each in the principal amount of $50,000, and is secured pursuant to a Deed of Trust by Mr. Silver's residence. Both promissory notes bear annual interest at the greater of 5.5% or the lowest applicable federal rate of interest as published by the Internal Revenue Service. One of the promissory notes (the "First Note") is to be forgiven at a rate of 20% per year on each anniversary date of such note for so long as Mr. Silver continues to be employed as a full-time employee of the Company, and otherwise the outstanding principal and accrued interest with respect to such note is due and payable upon the expiration of the 60-day period following the date Mr. Silver ceases to be a full-time employee of the Company. The other promissory note has been repaid by Mr. Silver in full.

        In November 1996, the Company made a loan in the amount of $200,000 bearing interest at the rate of 7% per annum to Mary Ann Byrnes, the President and Chief Executive Officer of the Company, which loan was represented by a promissory note and was secured pursuant to a pledge agreement by 370,101 shares of Common Stock of the Company held by Ms. Byrnes. Ms. Byrnes has repaid one-half of the principal and interest due under this note and the Company has released one-half of the pledged shares.

        All of the Company's officers are employed by the Company at will. The Company has entered into indemnification agreements with each of its directors and executive officers.

        The Company believes that all of the transactions set forth above were initially made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company expects that all future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, as well as by a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5s were required, Corsair believes that, during the period from January 1, 1998 through December 31, 1998, all reporting requirements under Section 16(a) were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners..


                 STOCKHOLDER PROPOSALS FOR 1999 PROXY STATEMENT

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting must be received no later than January 11, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March 26, 2000.


                                  ANNUAL REPORT

        A copy of the Annual Report of the Company for the 1998 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

        THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION ON OR ABOUT APRIL 9, 1999. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, WITHOUT CHARGE, BY WRITING TO MARTIN J. SILVER, CHIEF FINANCIAL OFFICER AND DIRECTOR OF FINANCE AND ADMINISTRATION OF THE COMPANY, AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT 3408 HILLVIEW AVENUE, PALO ALTO, CALIFORNIA 94308.


                                  OTHER MATTERS

        The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.





                                            By Order of the Board of Directors




Dated:  April 30, 1999                      Martin J. Silver
                                            Secretary

                          CORSAIR COMMUNICATIONS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mary Ann Byrnes and Martin J. Silver jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Corsair Communications, Inc. to be held on Thursday, June 16, 1999, or at any postponements or adjournments thereof, as specified below, and to vote in his discretion on such other business as may properly come before the Meeting and any adjournments thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 and 4

1.      Election of Directors:

        Nominees:     Stephen M. Dow and Rachelle Chong will stand for
                      election to the Board for terms to expire in 2002.

       [ ]  Vote FOR all nominees above (except as withheld in the space below)
       [ ]  Vote WITHHELD from all nominees

     Instruction: To withhold authority to vote for any individual nominee, check the box "Vote FOR" and write the nominee's name on the line below.

-------------------------------------------------------------------------------

2.      Ratification of Accountants:

        Ratification and approval of the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998.

       [ ]  Vote FOR             [ ]  Vote AGAINST              [ ]   ABSTAIN

3.      Approval of amendment to 1997 Stock Incentive Plan:

        Amendment of the 1997 Stock Incentive Plan to increase the number of shares reserved under such Plan and amend the vesting period for the automatic option grants to the Directors.

       [ ]  Vote FOR             [ ]  Vote AGAINST              [ ]   ABSTAIN

4.      Approval of amendment to Employee Stock Purchase Plan:

        Amendment of the 1997 Employee Stock Purchase Plan to increase the number of shares reserved under such Plan.

       [ ]  Vote FOR             [ ]  Vote AGAINST              [ ]   ABSTAIN


                     (Please sign and date on reverse side)

     UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                                              Dated: __________________, 19___


                                              ---------------------------------
                                              Signature of Stockholder

                                              ---------------------------------
                                              Printed Name of Stockholder

                                              ---------------------------------
                                             Title (if appropriate)
                                             Please sign exactly as name
                                             appears hereon. If signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             full title as such, and, if
                                             signing for a corporation, give
                                             your title. When shares are in the
                                             names of more than one person,
                                             each should sign.

                       CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING. [ ]